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                                                                   EXHIBIT 12.01




          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                             (AMOUNTS IN THOUSANDS)



EARNINGS:
Earnings before income taxes                                              $ 168,821
Earnings of less than 50%-owned associated companies, net                      (419)
Interest expense                                                             41,895
Portion of rents representative of an interest factor                         2,968
                                                                          ---------

     ADJUSTED EARNINGS AND FIXED CHARGES                                  $ 213,265
                                                                          =========

FIXED CHARGES:

Interest expense                                                          $  41,895
Capitalized interest                                                          2,107
Portion of rents representative of an interest factor                         2,968
                                                                          ---------

     TOTAL FIXED CHARGES                                                  $  46,970
                                                                          =========

RATIO OF EARNINGS TO FIXED CHARGES                                             4.54
                                                                          =========


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